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                                    EXHIBIT A


                       Agreement for Filing Schedule 13-G

Pursuant to the requirements of Regulation 13d-1(f), SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Thorn Apple Valley common stock is filed on behalf of each of them.

Date ________________________      SAFECO Common Stock Trust
                                   SAFECO Corporation


                              By _____________________________
                                 Ronald L. Spaulding, Treasurer

                              SAFECO Asset Management Company


                              By _____________________________
                                 Neal A. Fuller, Secretary